Exhibit 10.5
AMENDMENT NO. 5
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2011)
WHEREAS, VWR International, LLC (the “Company”) maintains the VWR International, LLC Retirement Plan (the “Plan”) for the benefit of eligible employees of the Company and its participating affiliates; and
WHEREAS, the Plan was most recently amended and restated effective January 1, 2011; and
WHEREAS, the Plan was recently amended to allow eligible participants a one-time, limited opportunity to elect to receive their entire vested accrued benefit under the Plan in an immediate lump sum or annuity (a “cashout window”) as approved by the Board of Directors of the Company (the “Board”); and
WHEREAS, pursuant to Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, subject to certain inapplicable limitations; and
WHEREAS, consistent with the terms of the cashout window approved by the Board, the Benefit and Retirement Plan Committee of the Company desires to further amend the Plan to adjust the eligibility conditions for the cashout window to reflect a change under the VWR Corporate Restructuring Plan.
NOW, THEREFORE, effective April 4, 2014, Section 5.1(d)(i)(A) of the Plan is amended by deleting the reference to “April 11, 2014” and inserting “May 11, 2014” in its place.
IN WITNESS WHEREOF, the Benefit and Retirement Plan Committee has caused this Amendment to be adopted on behalf of VWR International, LLC this 2nd day of April, 2014.

Attest:	VWR INTERNATIONAL, LLC

/s/ Pam Klonaris	By:	/s/ James M. Kalinovich